UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2024
Roku, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware	001-38211	26-2087865
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1173 Coleman Ave San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

(408) 556-9040
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ROKU	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement
On September 16, 2024, Roku, Inc. (“Roku”) entered into a credit agreement (the “Credit Agreement”), by and among Roku, as borrower, Purple Tag Enterprises, LLC, Purple Tag Originals, LLC, This Old House Productions, LLC and This Old House Ventures, LLC, as guarantors, the lenders and issuing banks party thereto, and Citibank N.A., as administrative agent.
The Credit Agreement provides for a five-year revolving credit facility in an aggregate principal amount of up to $300 million, and includes an uncommitted increase option of up to an additional $300 million exercisable upon the satisfaction of certain customary conditions. The Credit Agreement provides for a $100 million sub-facility for the issuance of letters of credit and certain existing letters of credit will be deemed outstanding under this facility. The Credit Agreement will mature on September 16, 2029 (the “Termination Date”). Extensions of credit under the Credit Agreement may be used for general corporate purposes, including to finance working capital requirements.

 The Credit Agreement contains financial covenants requiring the maintenance of a minimum interest coverage ratio and a maximum total net leverage ratio, as well as customary events of default, the occurrence of which could result in amounts borrowed under the Credit Agreement becoming due and payable and remaining commitments terminated prior to the Termination Date. The Credit Agreement also contains a number of customary affirmative and negative covenants that, among other things, impose restrictions, subject to certain exceptions, on indebtedness, liens, fundamental changes, investments, asset dispositions, restricted payments, dividends and distributions, prepayment of other indebtedness, transactions with affiliates, restrictive agreements, amendments of material documents, and the abandonment of intellectual property. The obligations under the Credit Agreement, along with certain swap and banking services obligations, are secured by substantially all the assets of Roku and its subsidiaries that are guarantors under the Credit Agreement, except for certain customary excluded assets.
Certain lenders under the Credit Agreement and their affiliates have, from time to time, provided investment banking, commercial banking, advisory and other services to Roku and/or its affiliates for which they have received customary fees and commissions and such lenders and their affiliates may provide these services from time to time in the future.
A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Credit Agreement in this report is a summary and is qualified in its entirety by the terms of the Credit Agreement attached hereto.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) Creation of a Direct Financial Obligation.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 16, 2024, among Roku, Inc., as borrower, Citibank N.A., as administrative agent, and the other credit parties and lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Roku, Inc.

Date: September 17, 2024	By:	/s/ Dan Jedda
Dan Jedda
Chief Financial Officer